Calpian’s Money-On-Mobile Extends Growth in India with 121 Million Cumulative Unique Users, Expands Distribution Network to 236,000 Retailers

India’s leading mobile payments service provider extends growth, monthly processed volume increased 83 percent year-over-year

DALLAS and MUMBAI – January 19, 2015 – Calpian, Inc. (OTCQB: CLPI) announced that for the month ending December 31, 2014, its Mumbai-based subsidiary Money-On-Mobile has been accessed by more than 121 million cumulative unique users since its inception with a total of 9 million unique users accessing the service in December. Money-On-Mobile is a mobile payments service provider that allows Indian consumers to use their mobile phones to pay for goods and services, or transfer funds from one cell phone to another using simple SMS text functionality.

Money-On-Mobile is now offered to Indian consumers through 236,271 retail locations throughout India, an increase of 5,897 stores compared to 230,374 stores in November.  Processed transaction volume for December 2014 in Indian rupees exceeded 1.22 billion INR, an 83 percent increase compared to the single month volume processed a year ago for the month ending December 31. The month’s processed transaction volume was approximately $20.2 million USD at the exchange rate on December 31.

“Our continued growth in unique users combined with an expanding network of retailers providing Money-On-Mobile services reinforces the strong demand for mobile payments among Indian consumers,” said Shashank Joshi, founder and managing director of Money-On-Mobile. “Month after month, our team continues to execute our plan to make it easier for India’s some 700 million unbanked consumers to use their cell phones to pay for everyday expenses.”

“I believe India represents the most compelling mobile money market opportunity in the world,” said Calpian CEO Harold Montgomery. “The opportunity in front of us is compelling considering the majority of India’s 1.2 billion people are unbanked and there are more than 900 million mobile phone subscribers. Our continued success demonstrates that Money-On-Mobile delivers a model for mobile payments that works, and we remain focused on driving growth and expanding service offerings.”

About Calpian, Inc.

Calpian, Inc. (CLPI) is a global mobile payments technology and processing company offering mobile payment services through Indian subsidiary Money-On-Mobile and domestic transaction services through Calpian Commerce. Money-On-Mobile is a mobile payments service provider that enables Indian consumers to use their mobile phones to pay for goods and services, or transfer funds from one cell phone to another using simple SMS text functionality. Calpian Commerce provides the U.S. merchant community with an integrated suite of payment processing services and related software products. For more information, visit www.calpian.com.

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